Exhibit 3.1
WELLSFORD REAL PROPERTIES, INC.
ARTICLES OF AMENDMENT
     Wellsford Real Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “Reis, Inc.”
     SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     THIRD: The undersigned officers of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officers acknowledge that, to the best of their knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
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     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 31st day of May, 2007.

ATTEST:	WELLSFORD REAL PROPERTIES, INC.

/s/ Jonathan Garfield	By:	/s/ Lloyd Lynford

Jonathan Garfield		Lloyd Lynford

Secretary		Chief Executive Officer